Exhibit 10.41
Amendment to the KB Home 2010 Equity Incentive Plan
At KB Home’s 2011 Annual Meeting of Stockholders, held on April 7, 2011, KB Home’s stockholders approved an amendment to the first sentence of Section 3.1(a) of the KB Home 2010 Equity Incentive Plan (the “Plan”) that replaced the words “Three Million Five Hundred Thousand (3,500,000)” with the words “Seven Million Five Hundred Thousand (7,500,000).” As a result, the first sentence of Section 3.1(a) of the Plan is now as follows:
“3.1 Number of Shares.
(a) Subject to adjustment as provided in Section 3.1(b) and Section 13.2, a total of Seven Million Five Hundred Thousand (7,500,000) Shares shall be authorized for grant under the Plan.”
Except for the above amendment, no other changes were made to the Plan.